Exhibit 99 to Form 4 filed on behalf of Oliver P.
Peoples for Transaction Date 9/4/07

PRICE	QUANTITY
$21.91 	650
$21.94 	300
$21.97 	200
$21.98 	100
$21.99 	100
$22.01 	100
$22.03 	400
$22.04 	504
$22.05 	300
$22.06 	247
$22.08 	99
$21.53 	500
$21.54 	200
$21.55 	535
$21.56 	100
$21.63 	100
$21.64 	100
$21.66 	200
$21.72 	165
$21.75 	900
$21.79 	200
$21.38 	3,000
$21.36 	286
$21.37 	400
$21.38 	1,000
$21.44 	200
$21.45 	418
$21.46 	596
$21.47 	100